Exhibit 99.1

Conmed Healthcare Management, Inc.

Second Quarter 2011 Earnings

August 12, 2011

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Conmed Healthcare Management, Incorporated Second Quarter 2011 Earnings Conference Call.

I’d now like to turn the call over to Lisa Wilson. Please go ahead.

Lisa Wilson:
Thank you, and good morning, everyone. This is Lisa Wilson of In-Site Communications, Conmed’s Investor Relations firm.  With me today are Dr. Richard Turner, Chairman and Chief Executive Officer, and Thomas Fry, Senior Vice President and Chief Financial Officer of Conmed.

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties, and assumptions as described from time to time in our registration statement, annual reports, and other periodic reports that we file with the Securities and Exchange Commission.  All statements, other than statements of historical facts, which address the Company’s expectations for its future with respect to financial performance or operating strategy, can be identified as forward-looking statements.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  These forward-looking statements involve certain risks and uncertainties that are subject to change based upon various factors, many of which are beyond the Company’s control.  We caution investors that these forward-looking statements speak only as of the date hereof.

After its conclusion, a replay of this call will be available until August 19th by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally.  Please use passcode 4464111 to access the replay.  Instructions for accessing the replay of this call will be available for one year on Conmed’s website at www.conmedinc.com.  For those who may be listening to the replay, this call was recorded on August 12th of 2011.

The Company hereby expressly disclaims any obligation or undertaking to release publicly any statements or revisions to any such statements that reflect any change in the Company’s expectations or any change of events, conditions, or circumstances in which our statements are based.  Today’s call and the webcast may include non-GAAP financial measures within the meaning of SEC regulations.  Reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures are available in the table attached to the earnings release we issued this morning, which is available on Conmed’s website at www.conmedinc.com.

Finally, based on the advice of our counsel, since the Company has not finalized its proxy statement related to the shareholder vote for its proposed privatization, management will not take questions on today’s call.

With that, I will turn the call over to Dr. Richard Turner. Dr. Turner?

Dr. Richard Turner:
Lisa, thank you very much.  Good morning, and thanks to everyone for joining us today.  I would like to begin by advising everyone that we are not going to answer questions about the Ayelet transaction on this call.  Shareholders will receive proxy materials and it would be inappropriate to address questions about the transaction on this call, which is intended to address the Company’s results.

In the second quarter of 2011, we signed an agreement with two new clients, increasing our presence in Maryland and enabling us to establish a footprint in a new state, New Jersey.  The initial term of these contracts will generate annual revenues of approximately $3.9 million, in aggregate, for Conmed.  We also achieved net revenues of $16.7 million for the second quarter, which nearly equaled Conmed’s $16.8 million of revenue for the full year of 2006.  We achieved these results by remaining focused, continuing to offer quality correctional medical and mental health services and executing on our growth strategy.  Just after the quarter closed, we announced our intent to be acquired by Ayelet Investments LLC for an aggregate purchase price of approximately $57.2 million.  Our Board of Directors unanimously approved the transaction.  And if approved by our stockholders, and if the other required conditions are met, Conmed will go-forward as a private company.  I will discuss this in greater detail later on in the call but first I’d like to turn the call over to Tom Fry, the Company’s Senior Vice President and Chief Financial Officer to review the second quarter 2011 financials.  Tom, if you would, please.

Thomas Fry:
Thank you, Dick.  Before I go over the financial results, I want to note that we filed our Form 10-Q for the quarter ended June 30th, 2011 this morning.  I urge you to refer to that for a more detailed discussion of our financial results.

For the three months ended June 30, 2011, net revenue was $16.7 million, up 13% from $14.7 million in the second quarter of 2010.  This was largely due to the addition of service contracts signed since April 1, 2010 with the addition of the following new jurisdictions: Alexandria, Virginia; Haywood County, Tennessee; Roanoke City, Virginia; and Virginia Beach, Virginia.  Also contributing to the increased net revenue were the expansion of services under existing contracts and price increases related to existing services.  These increases were partially offset by the repricing under a two year extension amendment to the Pima County, Arizona contract, which began on July 1, 2010, as well as reduced stop loss reimbursement and lower inmate population at certain facilities.

Total healthcare expenses for the second quarter of 2011 was $13.6 million, or 81.9% of revenue compared to approximately $11.8 million, or 80.1% of revenue in the second quarter of 2010.  The increase primarily reflects the approximate $1 million increase in salaries and benefits, which was driven by the addition of salaries and benefits for the healthcare employees servicing the previously mentioned new contracts.  Medical expenses increased by approximately $600,000 due to medical service cost both in and out of the facility associated with the new contracts.

Gross profit was approximately $3 million compared to approximately $2.9 million a year ago, reflecting the higher revenue.  However, the gross margin declined to 18.1% from 19.9% due primarily to the repricing renewal under the Pima County extension amendment previously mentioned, plus lower margins associated with new contracts and increased expenditures for out-of-facility patient care.  Reduced pharmacy expenditures under the existing agreement partially offset both.

Total operating expenses increased to approximately $3 million in the second quarter of 2011 from approximately $2.3 million in the second quarter of 2010.  And operating expenses, as a percentage of revenue, increased 260 basis points to 18.0% from 15.4% in the same period of the prior year.  This increase was driven by an approximately $800,000 increase in selling and administrative expenses in the second quarter of 2011, primarily reflecting a non-reoccurring sales tax accrual of approximately $350,000 and approximately $364,000 of expenditures related to the previously disclosed proposed merger.  The remainder of the increase reflects additional personnel required to support the new contracts and services added since April 1, 2010, partially offset by lower expenditures for business development fees, equity based compensation, plus recruiting and legal fees.

Depreciation and amortization was approximately $160,000 in the second quarter of 2011 compared to approximately $280,000 in the 2010 period.  The decrease primarily reflects the reduction in amortization expense as certain individual service contracts acquired had become fully amortized.

Operating income was approximately $27,000 in the second quarter of 2011, compared to approximately $661,000 in the second quarter of 2010.  Additionally, during the second quarter of 2011, we recognized a loss of approximately $226,000 versus a loss of approximately $4,000 in the second quarter of 2010, to reflect the change of value of derivatives, outstanding warrants as required under derivative accounting for warrants that are indexed to our entities own stock.  The increased loss was primarily the result of a $0.38 increase in our stock price from March 31 to June 30, 2011.  As a result, we reported a net loss of approximately $139,000 or a loss of $0.01 per basic and diluted share for the second quarter of 2011 compared to net income of approximately $342,000 or $0.03 per basic and $0.02 per diluted shared in the second quarter of 2010.

For the second quarter of 2011, our non-GAAP measure, adjusted EBITDA or earnings before interest, taxes, depreciation, amortization, stock based compensation and change in fair value of warrants was approximately $293,000 compared to our second quarter 2010 levels of approximately $1.1 million.  We generated approximately $500,000 in operating cash flow in the second quarter of this year, and our balance sheet reflects cash and cash equivalents of $14.6 million as of June 30th, 2011, compared to $13.3 million at December 31st, 2010.  We believe that cash on hand and anticipated cash flows for future operations will be positioned to meet our normal operating requirements and liquidity needs for at least the next 12 months.  Stockholders’ equity increased to approximately $19.1 million at June 30, 2011, compared to approximately $18.2 million at December 31st, 2010, and days revenue outstanding as of June 30, 2011 was approximately 16.2 days.

With that, I would like to thank you for participating on this call, and will turn the call back to Dick.

Dr. Richard Turner:
Tom, thank you very much. During the second quarter of 2011, we signed two new contracts, Ocean County, New Jersey and Worcester County, Maryland; both of which went into effect on July 1st.  We are now operating in 20 of Maryland’s 23 counties.  We look forward to expanding our footprint in New Jersey and elsewhere going forward.  With these contract wins, we now have 64 agreements with county and municipal governments.  These medical and mental health service contracts have potential future service contract revenues of approximately $172 million.  This includes approximately $47 million from the initial contract period and about $125 million related to the option renewal period.  Our new business pipeline remains robust and should support continued growth.  Our strategy is to achieve growth by retaining and renewing contracts with appropriate price increases at renewal and expansion of services where applicable.  By continuing to win new contracts and by searching for reasonably priced, accretive regional correctional healthcare providers that align with our model.

I’m going to take a few minutes to review the previously disclosed proposed merger transaction. The Ayelet agreement is a culmination of a very extensive seven month process.  As with every publicly traded company, our Board of Directors and management have regularly reviewed and considered strategic alternatives that would enhance stockholder value.  In November 2010, our Board of Directors engaged in a general discussion of a possibility of the sale of the company and other strategic alternatives for the Company, and we subsequently engaged Gleacher to act as our financial advisor in connection with, among other things, a possible sale of the Company.  With Gleacher’s assistance we identified potential acquirers and Gleacher contacted 86 potential buyers on our behalf.  We negotiated and entered into non-disclosure agreements with 28 parties in the process advanced.  We received preliminary proposals for five potential acquires.  After discussing and considering our various proposals and their likelihood of consummation, our Board of Directors selected four potential buyers with whom to continue negotiating.  The deadline for final proposals was extended to May 12th and the Ayelet was the party to submit a final proposal to acquire Conmed.  The merger consideration of $3.85 per share represent a 26.2% premium as compared to the closing price on our common stock on May 13th, 2011, which was the last trading day before we publicly disclosed that we were exploring strategic alternatives and a bid of $3.85 to acquire us was publicly announced.  Longer term, it represents a 22.2% and a 19.7% premium over the 30 and 90 day volume weighted average closing prices of our common stock over these periods, respectively, prior to May 13th.  We and our advisors believe that the sale of the Company at $3.85 per share in cash is more favorable to stockholders than the potential value the stockholders will receive from the other possible alternative, including if we were to remain as an independent company, once you take into account costs, constraints and the risks associated with such alternatives.  With stockholder approval and the satisfaction of various closing conditions contained in the agreement related to the proposed merger transaction, Conmed will complete the proposed merger and de-list, enabling the Company to go-forward as a private company.

Again, I’d like to thank you very much.  Tom and I want to thank you for your time and participation today.  And on the advice of counsel, due to the pending transaction, we will not be accepting questions at this time.  Again, thank you very much.

Operator:	Ladies and gentlemen, that does conclude our conference today. We’d like to thank all of you for your participation and you may now disconnect.